UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2012

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the three months ended March 31, 2012. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three months ended March 31, 2012, was $1,018,000, an increase of $586,000, compared to $432,000 for the three month period ended March 31, 2011. The increase in net income was primarily related to increases in net interest income and gain on sales of loans and other real estate owned and a decrease in provision for credit losses, which were only partially offset by an increase in salaries and benefits. Net interest margin increased to 4.24% for the three months ended March 31, 2012, compared to 3.95% for the same period of the prior year.

Provision for credit losses for the three months ended March 31, 2012, was $100,000, compared to $500,000 in the same period a year ago. Net charge-offs for the current three month period were $364,000 compared to $343,000 for the same period of the prior year. The $400,000 decrease in provision for credit losses in the three month period is due to improving credit quality as evidenced by decreases in non-performing loans and non-performing assets and a decrease in loans rated substandard and especially mentioned (OLEM). Loans classified as substandard decreased $1,212,000 from year-end 2011 to $33,358,000 at the close of the quarter, while OLEM decreased by $5,393,000 to $14,870,000.

Non-performing loans totaled $11,940,000 at March 31, 2012, compared to $14,035,000 at December 31, 2011. Non-performing assets totaled $19,896,000, or 3.09% of total assets, at March 31, 2012, compared to $21,760,000, or 3.39% of total assets, at December 31, 2011.

Net interest income for the three months ended March 31, 2012, increased $365,000, compared to the same period of the prior year. The increase is primarily the result of an improvement in funding costs, which reflects a further decrease in rates paid on deposits, that was partially offset by declining loan yields.

Non-interest income for the three months ended March 31, 2012 increased by $515,000, or 38.63%, compared to the same period in 2011. The increase was the result of an increase in gain on sale of other real estate owned of $169,000 and an increase in gain on sale of loans of $246,000. Additionally, a decrease in other-than-temporary-impairment losses on investment securities from $193,000 in 2011 to $70,000 for the current three month period contributed to the improvement in non-interest income. Non-interest expense for the three months ended March 31, 2012 increased by $457,000, or 7.44%, compared to the same period in 2011. The increase is attributable to increases in salary and employee benefits related to annual performance and merit increases, which were partially offset by a reduction in FDIC assessments.

Total assets increased 0.53% to $644.7 million at March 31, 2012, compared to $641.3 million at December 31, 2011. Increases in investments and interest-bearing deposits with banks were the primary contributors to overall asset growth and were partially offset by a decrease in loans. Total loans, including loans held for sale, were $479.7 million at March 31, 2012, down $9.8 million from $489.4 million at year-end 2011. The decrease in loans was primarily due to a decline of $10.7 million in commercial real estate loans which was largely a result of continued loan payoffs prior to maturity, which we believe are reflective of the current low interest rate environment and economic conditions. This decline, together with smaller declines in residential loans, offset a modest increase in commercial and industrial loans. The ratio of the allowance for credit losses to total loans outstanding was 2.32%, 2.34% and 2.29% at March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

Capital ratios continue to exceed regulatory requirements for well-capitalized institutions. Tier 1 leverage and total risk based capital ratios at March 31, 2012 for the Company’s subsidiary, Bank of the Pacific, were 10.67% and 15.39%, respectively, compared to 10.35% and 15.05% at December 31, 2011.

Pacific's unaudited consolidated balance sheets at March 31, 2012 and December 31, 2011, unaudited consolidated statements of income, selected performance ratios, and certain supplemental information regarding nonperforming assets, loan and deposit balances as of and for the three months ended March 31, 2012 and 2011, follow.

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PACIFIC FINANCIAL CORPORATION Condensed Consolidated Balance Sheets March 31, 2012 and December 31, 2011 (Dollars in thousands) (Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and due from banks	$11,905	$12,607
Interest bearing deposits in banks	39,341	28,525
Investment securities available-for-sale (amortized cost of
$48,935 and $47,015)	49,515	47,652
Investment securities held-to-maturity (fair value of $7,075
and $7,118)	6,997	7,025
Federal Home Loan Bank stock, at cost	3,182	3,182
Loans held for sale	11,581	14,541

Loans	468,102	474,893
Allowance for credit losses	10,863	11,127
Loans, net	457,239	463,766

Premises and equipment	14,754	14,884
Other real estate owned	7,956	7,725
Accrued interest receivable	2,407	2,156
Cash surrender value of life insurance	17,406	17,275
Goodwill	11,282	11,282
Other intangible assets	1,268	1,268
Other assets	9,842	9,366

Total assets	$644,675	$641,254

Liabilities and Shareholders' Equity
Deposits:
Demand, non-interest bearing	$98,286	$108,899
Savings and interest-bearing demand	302,835	286,642
Time, interest-bearing	149,298	152,509
Total deposits	550,419	548,050

Accrued interest payable	1,548	1,490
Secured borrowings	727	741
Short-term borrowings	3,000	- -
Long-term borrowings	7,500	10,500
Junior subordinated debentures	13,403	13,403
Other liabilities	3,794	3,800
Total liabilities	580,391	577,984

Shareholders' Equity
Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at March 31, 2012 and December 31, 2011	10,122	10,122
Additional paid-in capital	41,346	41,342
Retained earnings	13,069	12,051
Accumulated other comprehensive loss	(253)	(245)
Total shareholders' equity	64,284	63,270

Total liabilities and shareholders' equity	$644,675	$641,254

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PACIFIC FINANCIAL CORPORATION Condensed Consolidated Statements of Income Three months ended March 31, 2012 and 2011 (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Interest and dividend income
Loans	$6,546	$6,825
Investment securities and FHLB dividends	470	516
Deposits with banks and federal funds sold	18	24
Total interest and dividend income	7,034	7,365

Interest Expense
Deposits	825	1,365
Other borrowings	159	315
Total interest expense	984	1,680

Net Interest Income	6,050	5,685
Provision for credit losses	100	500
Net interest income after provision for credit losses	5,950	5,185

Non-interest Income
Service charges on deposits	413	414
Net gain (loss) on sales of other real estate owned	172	3
Gain on sales of loans	799	553
Net gain on sales of investments available-for-sale	10	110
Other-than-temporary-impairment loss	(70)	(193)
Earnings on bank owned life insurance	131	130
Other operating income	393	316
Total non-interest income	1,848	1,333

Non-interest Expense
Salaries and employee benefits	3,758	3,428
Occupancy and equipment	613	644
Other real estate owned write-downs	107	116
Other real estate owned operating costs	122	92
Professional services	157	175
FDIC and State assessments	194	313
Data processing	343	282
Other	1,305	1,092
Total non-interest expense	6,599	6,142

Income before income taxes	1,199	376
Provision/(benefit) for income taxes	181	(56)
Net Income	$1,018	$432

Earnings per common share:
Basic	$0.11	$0.04
Diluted	0.11	0.04
Weighted Average shares outstanding:
Basic	10,121,853	10,121,853
Diluted	10,121,861	10,121,853

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PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Three months ended March 31,
	2012	2011

Net interest margin (1)	4.24%	3.95%
Efficiency ratio (2)	83.55%	87.52%
Return on average assets	0.64%	0.27%
Return on average common equity	6.35%	2.89%

	As of Period End
	March 31,	December 31,
	2012	2011

Book value per common share	$6.35	$5.90
Tangible book value per common share (3)	$5.11	$4.66

Tier 1 Leverage Ratio	10.67%	10.35%
Tier 1 Risk Based Capital Ratio	14.12%	13.79%
Total Risk Based Capital Ratio	15.39%	15.05%

(1)	Net interest income divided by average earnings assets.
(2)	Non-interest expense divided by the sum of net interest income and noninterest income.
(3)	Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)	March 31, 2012	December 31, 2011	March 31, 2011

Accruing loans past due 90 days or more	$148	$299	$85
Non-accrual loans (1)	11,792	13,736	10,757
Total non-performing loans (2)	11,940	14,035	10,842

Other real estate owned	7,956	7,725	6,664
TOTAL non-performing assets	$19,896	$21,760	$17,506

Troubled debt restructured loans on accrual status	$ - -	$398	$ - -
Non-performing loans to total loans (3)	2.55%	2.96%	2.30%
Non-performing assets to total assets	3.09%	3.39%	2.74%
Allowance for loan losses to non-performing loans	90.98%	79.28%	99.37%
Allowance for loan losses to total loans (3)	2.32%	2.34%	2.29%

(1)	Includes $4,676,000, 47,734,000 and $2,931,000 in non-accrual troubled debt restructured loans (“TDRs”) as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(2)	Does not include TDRs on accrual status.
(3)	Excludes loans held for sale.

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Loan Composition (in thousands)	March 31, 2012	December 31, 2011

Commercial and industrial	$93,404	$90,731
Real estate:
Construction, land development and other land loans	46,410	47,156
Residential 1-4 family	87,783	90,552
Multi-family	8,909	7,682
Commercial real estate – owner occupied	113,667	118,469
Commercial real estate – non owner occupied	97,152	103,005
Farmland	24,221	23,752
Consumer	8,855	8,928
Less unearned income	(718)	(841)
Total Loans (1)	$479,683	$489,434

(1)	Includes loans held for sale.

Deposit Composition (in thousands)	March 31, 2012	December 31, 2011

Non-interest bearing demand	$98,286	$108,899
Interest bearing demand	132,133	122,160
Money market deposits	103,775	99,031
Savings deposits	66,927	65,451
Time deposits	149,298	152,509
Total deposits	$550,419	$548,050

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: April 25, 2012	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer

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